Exhibit (p)(16)

CODE OF ETHICS

Hanson McClain Strategic Advisors, Inc.

Current as of April 2012

The anti-fraud provisions of the Investment Advisors Act of 1940 and federal and state rules and regulations make it unlawful for an investment advisor to directly or indirectly “employ any device, scheme or artifice to defraud client or prospective client” or to “engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client.”

HMSA requires all of its supervised persons to conduct business with the highest level of ethical standards and to comply with all applicable federal and state securities laws at all times. It is every supervised person’s responsibility to ensure that the firm and anyone associated with it conduct business with the highest level of ethical standards. The CCO will be responsible for establishing procedures to prevent and detect any violations of firm or regulatory rules and regulations. In addition, the CCO will be responsible for ensuring that all advisory personnel fully understand HMSA’s policies and procedures and that a review system is established to make sure that these policies and procedures are effective and adhered to by all advisory personnel.

The CCO will be responsible for ensuring that all supervised persons receive a copy of, understand and agree to comply with HMSA’s policies and procedures. All supervised persons will receive a copy of this manual which the recipient is required to read, understand and agree to comply with all of the policies and procedures of HMSA which includes its Code of Ethics. Per the SEC’s Code of Ethics Rule, HMSA must sign a Code of Ethics acknowledgement within 10 days of becoming a supervised person. All supervised persons will be required to review these policies and procedures on an annual basis and will sign an annual acknowledgement. The CCO will be responsible for notifying all supervised persons of any changes to any policies and procedures including this Code of Ethics. Per the SEC’s Code of Ethics Rule, all supervised persons must complete a Code of Ethics acknowledgement whenever there are changes to the Code of Ethics. Therefore in addition to signing-off on the Code of Ethics at least annually, every supervised person must sign-off on the Code of Ethics whenever there are changes.

HMSA has the responsibility to ensure that the interests of its clients come first. All supervised persons will conduct business in an honest and fair manner. Full disclosure of all material facts and potential conflicts of interest will be provided to clients prior to any services being conducted. In addition, HMSA has the responsibility to avoid all circumstances that might negatively affect or appear to affect its duty of complete loyalty to its clients. No one associated with HMSA will engage in any conduct or act, directly, indirectly or through any other person that would be unlawful for such person to do under the provisions of any rules and regulations.

Any person engaging in unethical business practices’ is subject to having his/her license denied, suspended or revoked. Unethical business practices include, but are not limited to the following:

•	Forgery

•	Embezzlement

•	Theft

•	Exploitation

•	Non-disclosure

•	Incomplete disclosure or misstatement of material facts

•	Manipulative or deceptive practices

•	Aiding or abetting any unethical practice

HMSA and its investment advisor representatives will not engage in any dishonest or unethical conduct including, but not limited to:

1. Recommending to a client the purchase, sale or exchange of any security without reasonable grounds for believing that the recommendation is suitable for the client based on the information furnished by the client after reasonable inquiry regarding the client’s investment objectives, financial situation and needs, and other information that is known by the investment advisor.

2. Using discretionary authority when placing any trade for the purchase or sale of a security on behalf of the client without obtaining written authority from the client prior to a trade being implemented. If discretionary authority relates only to the price at which, or the time when, an order involving a definite amount of a specific security shall be executed, written authority is not needed.

3. Placing an order to purchase or sell a security for a client account without authority to do so.

4. Recommending or implementing trades in a client’s account that are excessive in size or frequency with respect to the client’s financial resources, investment objectives and the character of the account.

5. Placing an order to purchase or sell a security on behalf of a client upon receiving instructions to do so through a third party, unless written third-party trading authorization has previously been obtained.

6. Borrowing money or securities from anyone who is a client of Hanson McClain, Hanson McClain Advisors or HMSA or a relative or entity controlled by a client of Hanson McClain, Hanson McClain Advisors or HMSA, unless all of the following conditions are met: (i) the client is a licensed financial institution in the business of lending money or an immediate family member of the supervised person (which shall be defined as and strictly limited to a spouse, father, mother, grandfather, grandmother, brother, sister, son or daughter); (ii) HMSA has given the supervised person written approval in advance of such a loan from the licensed financial institution or immediate family member; and (iii) the terms of such a loan are in writing and signed in advance by both lending and borrowing parties.

7. Misrepresenting the qualifications of HMSA, its investment advisor representatives or any of its supervised persons, the nature of the advisory services offered, or the fees to be charged to any advisory client.

8. Omitting from any written or verbal communication a material fact that would make statements regarding qualifications, services or fees misleading.

9. Providing to any advisory client reports or recommendations that have been prepared by someone other than HMSA without disclosing that fact to the clients. This does not apply to situations where HMSA uses published research reports or statistical analyses when providing advice or when HMSA orders such a report in the normal course of providing services to clients.

10. Charging fees that are unreasonable relative to the types of services provided, the experience and knowledge of the investment advisor representative providing the services, and the sophistication of the client. In addition, disclosure that similar services may be available for lower fees from other advisors must be made to all clients.

11. Failing to disclose material conflicts of interest in relation to the advisor or any of its supervised persons in writing prior to providing services if such information could reasonably cause the advice to be biased and not objective. Some examples include the following:

a. Existing compensation arrangements connected with advisory services provided to clients that are in addition to compensation received from clients for the advisory services.

b. Acting in the capacity as an investment advisor or investment advisor representative and a registered representative or insurance agent on a transaction where a fee can be charged for advisory services and a commission can be charged for implementing a trade as a result of the advice provided.

12. Providing advice and guaranteeing the client that a gain or no loss will occur as a result of the advice.

13. Publishing, circulating, or distributing any advertisement that has not been approved by HMSA and that does not comply with the proper regulatory requirements.

14. Disclosing any confidential information of any client, unless required by law to do so or having received written authorization from the client to do so.

15. Failing to provide the proper disclosure documents (Form ADV Part 2A or a similar disclosure document containing at least the information required in Form ADV Part 2A) prior to or at the time of executing a client agreement for advisory services.

16. Failing to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information.

17. Entering into, extending or renewing an agreement for advisory services unless such agreement is in writing.

18. Entering into, extending or renewing any investment advisory contract (client agreement) contrary to the provisions of Section 205 of the Investment Advisors Act of 1940.

19. Creating any condition, stipulation or provision as part of any advisory client agreement that limits or attempts to limit the liability of HMSA or any of its supervised persons for willful misconduct or gross negligence.

20. Engaging in any act, practice or course of business that is fraudulent, deceptive, or manipulative in contrary to any rules or regulations established by all governing regulatory bodies.

21. Entering into any relationship that may result in a money laundering investigation. Supervised persons are required to comply with the Hanson McClain Anti-Money Laundering Plan.

22. Accepting gifts having a value of $100 or more.

Insider Trading

Improper use of inside information used when conducting any securities transaction is a serious violation of securities laws and will not be tolerated. Any person having access to material, non-public information will violate anti-fraud provisions of the federal securities laws by effecting transactions or communicating such information for the purpose of effecting transactions in such securities without public disclosure of the information. The CCO shall be responsible for establishing, implementing, monitoring and enforcing all of HMSA’s policies and procedures regarding insider trading. If any supervised person is unsure whether information could violate the firm’s policies and procedures on insider trading or has questions on any aspect of the policies and procedures on insider trading, questions should be directed to the CCO prior to implementing any trades. The prohibition on the use of inside information extends to family members, associates and acquaintances of the person coming into possession of such information.

“Material information” is that which in reasonable and objective consideration might affect the value of the corporation’s stock or securities, would clearly affect investment judgment, or which bears on the intrinsic value or the corporation’s stock.

“Non-public information” is information that has not yet been effectively communicated to the general public. Information communicated through any form of publication that could be circulated to the general public would not be considered non-public information.

Anytime a supervised person determines that they have received material, non-public information, it must be reported to the Vice President immediately. The Vice President will then report such information to the CCO. Persons having knowledge of the material, non-public information will not place any securities transactions in securities relating to such information for any account. In addition, no recommendations will be made in relation to any securities affected by the information. Information will be communicated only to the Vice President and the CCO who will then determine the appropriate course of action. The Vice President or CCO will communicate this to the supervised person(s) having knowledge of the information.

The Vice President is responsible for supervising all supervised persons and supervised persons conducting advisory business and is responsible for restricting, as much as possible, the number of supervised persons having access to any inside information. Only those supervised persons with a need to know such information for the purpose of their job performance will have such information disclosed to them. If such information must be disclosed to a supervised person, the Vice President will document the following:

•	The name of the supervised person that the information was communicated to

•	The supervised person’s position within the company

•	The name of the security affected

•	The name of the person requesting communication of the information

•	The reason for the communication

•	The nature of the communication

•	The date of the communication

The CCO is responsible for establishing procedures, reviewing procedures, updating procedures, and ensuring that all supervised persons are continuously aware of and understand procedures regarding insider trading policies and procedures. HMSA’s policies will be reviewed on a regular basis and updated as necessary. Any questions in relation to the firm’s policies on inside information should be directed to the CCO. All supervised persons will be required to review HMSA’s written Compliance and Supervisory Procedures Manual at least annually. Supervised persons will then sign an acknowledgement indicating that they are aware of, understand and agree to comply with the firm’s policies and procedures at all times. Since the insider trading policies and procedures are included in this manual, supervised persons are acknowledging that they are aware of, understand and will comply with the firm’s insider trading policies and procedures at all times. If HMSA is aware of any securities that it is restricted from trading, the CCO will maintain a list of these securities. This list will be kept current at all times and will be provided to all supervised persons on a regular basis.

In an effort to detect insider trading, the supervising principals (the Vice President, and the CCO) will review trading activity reports or confirmations and statements for each officer, director, investment advisor representative, and supervised person of HMSA. In addition to this monitoring the Vice President will monitor the trading activity of all accounts managed by HMSA.

If anyone detects an insider trading violation, they must report it to the Vice President immediately. The Vice President will take immediate action to determine if a violation has occurred. Any violations will be reported to Hanson McClain’s Compliance Department along with a report of what actions have been taken and a recommendation for further action.

The consequences for trading on or communicating material, non-public information are severe. Consequences can be imposed on the persons involved in insider trading and their employer. Penalties can be imposed even if the parties involved do not personally benefit from the activities involved in the violation. In addition to the regulatory and criminal penalties that could be imposed, supervised persons can expect that any violation of HMSA’s insider trading policy will result in serious penalties to all parties involved, including dismissal from employment with HMSA.

Personal Securities Transactions

HMSA and its supervised persons may buy or sell securities or hold a position in securities identical to the securities recommended to clients. It is HMSA’s policy that no supervised person will put his or her interest before a client’s.

•	Supervised persons may not trade ahead of any client or trade in a way that would cause the supervised person to obtain a better price than the price a client would obtain.

•	In addition, all supervised persons are prohibited from trading on non-public information and from sharing such information.

•	HMSA’s supervised persons may not invest in an initial public offering (IPO) or private placement for their own accounts or those of related household members.

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Supervised persons are prohibited from trading personal holdings of investments that will be rebalanced in HMSA accounts. When the HMSA Investment Committee decides to rebalance a particular investment, the Vice President will notify all HMSA supervised persons that they may not make changes to their personal positions in the same investment until after the rebalance is complete.

Per the requirements of Rule 204A-1 of the Advisers Act, all supervised persons of HMSA who are also considered access persons are required to report all securities transactions to their assigned supervising principal (the Vice President, or the CCO). An access person has been defined by the SEC, under Rule 204A-1(e)(1), as:

(i) Any of your supervised persons:

(A) Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

(B) Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

(ii) If providing investment advice is your primary business, all of your directors, officers and partners are presumed to be access persons.

Access persons of HMSA will be required to report all securities transactions to their supervising principal. The CCO will be responsible for determining whether a supervised person is an access person; however, generally all supervised persons will be considered access persons. Access persons must report trades implemented for a personal account, an account of any household family member (spouse, minor children or other adults residing in the same household), or any account for which the access person has financial control (trustee, power of attorney, etc.).

Brokerage Accounts

All of HMSA’s access persons and their family household members having ownership or control of a brokerage account must use Hanson McClain to establish a brokerage account, unless an exception is granted by the Compliance Department. Access persons requesting an exception to open a brokerage account at a broker/dealer other than Hanson McClain must complete the Brokerage Account Disclosure form and deliver it to the Compliance Department.

The following are examples of ownership or control:

•	An account in which the access person has direct ownership, such as a cash account registered in the name of the access person

•	An account for which an access person may advise on transactions for the account, such as an account where the access person makes recommendations and decisions for a family member in his or her capacity as a registered representative or investment advisor representative

•	Any account that is owned by a family member of an access person when the family member lives with the access person and the access person provides 50% or more or the family member’s support

•	An account that is managed by the access persons such as an account where the access person has discretionary authority on the account

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An account where an access person exercises control by virtue of legal capacity, such as a corporate account, partnership account, LLC account, trust account, guardianship account, UTMA/UGMA accounts, power of attorney authority, etc.

If an access person is unsure whether he or she would maintain ownership or control, the access person must direct any questions to the supervising principal prior to establishing or maintaining an account.

Reporting Requirements

All access persons are required to disclose all brokerage accounts and provide account statements to the Compliance Department within 10 days of becoming an access person so that the Compliance Department can document receipt of the access person’s securities holdings. New access persons will be required to sign the Brokerage Account Disclosure form which states the supervised person has reviewed his or her account statements and the statements include all reportable securities holdings. The following are exceptions to the reporting requirements:

•	Transactions effected pursuant to an automatic investment plan

•	Securities held in accounts over which an access person has no direct or indirect influence or control

Access persons that have accounts established through Hanson McClain will have their accounts included in HMSA’s Personal Securities Transactions Quarterly Report. The Compliance Department is responsible for sorting all reports, statements and confirmations. The Compliance Department will then deliver the necessary reports, statements and confirmations to the applicable supervising principal so that the supervising principal may conduct his/her review. All Personal Securities Transactions Quarterly Reports or brokerage statements must contain the following required information for each executed transaction:

•	The name and CUSIP or trading symbol of the security traded

•	The interest rate and maturity date (if applicable)

•	The date the transaction was executed

•	The number of shares and principal amount of each reportable security traded

•	The nature of the transaction (buy or sell)

•	The execution price of the trade

•	Where the trade was executed

•	The date the report was submitted

The Personal Securities Transactions Quarterly Reports and any brokerage account statements must be prepared or attained by the Compliance Department no later than thirty days after the close of each calendar quarter.

Quarter	Due Date	Quarter	Due Date
Jan.-Mar.	April 30	Jul.-Sep.	Oct. 30
Apr.-Jun.	July 30	Oct.-Dec.	Jan 30

Access persons will be required to set-up HMSA as an interested party on all brokerage accounts maintained outside of Hanson McClain. This will allow HMSA to receive duplicate copies of statements and confirmations on these accounts. Access persons must verify that HMSA will receive the statements no later than 30 days after the end of the applicable quarter. The supervising principal will review and approve all confirmations and statements. If all required information (i.e. private securities transactions, alternative investments, etc) is not included on the confirmations and statements, the access person will be required to report any missing information to the Compliance Department. All approved confirmations and statements will be maintained in HMSA personal securities transactions file.

On an annual basis, supervised persons are required to review their account statements and sign the Annual Holdings Attestation form which states the supervised person has reviewed his or her account statements and the statements include all reportable securities holdings.

Code of Ethics Violations

Violation of HMSA Code of Ethics policy will result in serious penalties to all parties involved, including dismissal from employment with HMSA. Any supervised person that becomes aware of a violation or a potential violation of HMSA’s Code of Ethics must report the situation to the Vice President immediately. The Vice President will take all precautions to ensure the anonymity of any supervised person reporting a violation or potential violation. If the source of information is known, any retaliation towards the reporting party will be considered a further violation of this Code and would be subject to the disciplinary actions previously disclosed in this Code.

This Code of Ethics which includes HMSA’s Insider Trading and Personal Securities Transactions Policies will be described to clients in HMSA’s Form ADV Part 2A. The Form ADV Part 2A will also disclose that a client may request a complete copy of this section of the manual at any time. If a client requests a copy, HMSA will send a copy to the client within 15 days of receipt of the request.